Exhibit 99.1

BUSINESS

Overview

We are a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infective products. Our current development efforts are focused on products that treat gastrointestinal infections, and related diseases where current therapies have limitations, including limited efficacy, serious adverse side effects, drug-to-drug interactions, difficult patient compliance and bacterial resistance.  We currently have two late-stage anti-infective product candidates, fidaxomicin and Pruvel™ (prulifloxacin).

Fidaxomicin, our lead product candidate, is a narrow-spectrum antibiotic with minimal systemic absorption. We are developing fidaxomicin as a treatment for Clostridium difficile-infection, or CDI, the most common nosocomial, or hospital acquired, diarrhea. We recently reported positive top-line data from the second of two fidaxomicin Phase 3 trials.  In November 2008, we reported positive data from the first Phase 3 trial.  Both Phase 3 trials compared fidaxomicin to Vancocin, the only antibiotic currently approved by the U.S. Food and Drug Administration, or FDA, for the treatment of CDI.  The top-line analysis of data from these trials showed that fidaxomicin achieved the primary endpoint of clinical cure and demonstrated a significantly lower recurrence rate compared to Vancocin.  Fidaxomicin was also well-tolerated in both trials.  We currently hold worldwide rights to fidaxomicin, and we plan to submit a New Drug Application, or NDA, to the FDA in the second half of 2010 and are also preparing a Marketing Authorization Application, or MAA, for submission to the European Medicines Agency, or EMEA.

Pruvel is a prodrug in the fluoroquinolone class of antibiotics, a widely-used class of broad-spectrum antibiotics. We are developing Pruvel as a treatment for infectious diarrhea.  In July 2008, we reported positive top-line data from the first Phase 3 trial conducted in Mexico and Peru and in February 2009, we reported positive top-line data from the second Phase 3 trial conducted in India, Guatemala and Mexico.  The top-line analysis of data from these studies showed that Pruvel met the primary endpoint of time to last unformed stool, or TLUS, compared to placebo. We plan to initially seek approval for Pruvel for the treatment of infectious diarrhea. We currently hold rights to commercialize Pruvel in the United States, and we plan to submit a NDA to the FDA in 2010.

We have also licensed rights to others to develop certain of our product candidates.  CEM-101, a macrolide antibiotic which we licensed to Cempra Pharmaceuticals, Inc., or Cempra, is being developed by Cempra for the treatment of respiratory tract infections, or RTIs.  In addition, we have granted rights to two other product candidates, OPT-88 and OPT-822/821, to our majority-owned subsidiary, Optimer Biopharmaceuticals, Inc., or OBI.  OPT-88 is being developed as a disease-modifying intra-articular, or within the joint, therapy for osteoarthritis and was originally licensed to us from The Scripps Research Institute, or TSRI.  OPT-822/821 is a novel carbohydrate-based cancer immunotherapy which we originally licensed from the Memorial Sloan-Kettering Cancer Center, or MSKCC.  Under our agreements with Cempra and OBI, we are entitled to receive milestone payments if specified development and commercialization milestones are achieved, as well as royalty payments if the related product candidates are commercialized.

We are developing additional product candidates using our proprietary technology, including our Optimer One-Pot Synthesis, or OPopS™, drug discovery platform. OPopS is a computer-aided technology that enables the rapid and low-cost synthesis of a wide array of carbohydrate-based compounds.  Two components of the OPopS technology that allow us to synthesize new compounds are GlycoOptimization and De Novo Glycosylation.  These technologies are capable of rapidly generating drug candidates for broad therapeutic application.

We have one majority-owned subsidiary, OBI, which is located and incorporated in Taiwan.  In this disclosure, “Optimer Pharmaceuticals,” “Optimer,” “we,” “us” and “our” refer to Optimer Pharmaceuticals, Inc. and OBI on a consolidated basis, unless the context otherwise provides.

Our Product Candidates

We believe that our product candidates may offer advantages over existing antibiotics in terms of efficacy, safety, bacterial resistance and dosing convenience. We also believe that the markets for these product candidates present us with significant commercial opportunities. Our product candidates are in various stages of development and none have been approved for sale by the FDA. Our or our licensees’ ability to obtain FDA approval of any of our product candidates requires us or our licensees to successfully complete the clinical development of each such product candidate. Clinical trials involve a lengthy and expensive process with an uncertain outcome, and efficacy and safety data of earlier studies and trials may not be predictive of future trial results.

Our current product candidate portfolio consists of the following:

Product Candidate	Target Indications	Development Status	Commercial Rights
Anti-Infectives
Fidaxomicin (1)	CDI treatment	NDA and MAA preparations; Reported positive top-line results from two Phase 3 clinical trials	Optimer worldwide

	CDI oral suspension	Pre-clinical

	Prevention of VRE/MRS in CDI	Proof-of-Concept Trial (2)

Pruvel™ (prulifloxacin)	Infectious diarrhea	NDA preparation; Two Phase 3 trials completed	Optimer U.S.

CEM-101 (OP-1068)	Respiratory tract infections	Phase 2	Cempra worldwide (3)

Other Therapeutic Areas
OPT-822/OPT-821 Combination Therapy	Breast cancer	Phase 2	Licensed to OBI (4)

OPT-88	Osteoarthritis	Pre-clinical	Licensed to OBI (4)

(1)	We filed an investigational new drug application, or IND, with the FDA for fidaxomicin in August 2003.

(2)	A proof-of-concept trial is an exploratory clinical trial to provide or establish evidence that a product candidate is efficacious for a target indication.

(3)

We granted to Cempra an exclusive worldwide license, except in countries in the Association of Southeast Asian Nations, or ASEAN. We have the right to receive royalties from Cempra on any sales of CEM-101 (OP-1068) outside of ASEAN countries.

(4)	We have the right to receive royalties from OBI on any sales of OPT-822/821 and OPT-88.

Anti-Infective Product Candidates

Fidaxomicin

We are initially developing fidaxomicin for the treatment of infections caused by Clostridium difficile, or C. difficile, bacteria. Fidaxomicin is a differentiated antibiotic for the treatment of CDI, the most common nosocomial diarrhea. Specifically, fidaxomicin has a narrow spectrum of activity against certain gram-positive bacteria.  Pre-clinical data indicate that fidaxomicin is bactericidal and acts by inhibiting RNA polymerase, a bacterial enzyme.  Fidaxomicin has also been shown to inhibit the growth of other potentially harmful bacteria such as Staphylococci, common bacteria that reside on the skin and in the GI tract, and Enterococci, common bacteria that reside in the GI tract.

We reported positive top-line results from our two Phase 3 trials comparing fidaxomicin to Vancocin in the treatment of CDI in February 2010 and November 2008.  These two fidaxomicin trials combined represent the largest database of CDI clinical trial data in the world and largest comparative studies ever conducted against Vancocin.  The top-line analysis of data from these trials showed that fidaxomicin achieved the primary endpoint of clinical cure (defined as patients requiring no further CDI therapy two days after completion of study medication, as determined by the investigator) and demonstrated a significantly lower recurrence rate and higher global cure rate (defined as cure with no recurrence within four weeks of completing therapy) compared to Vancocin, the only FDA-approved antibiotic for the treatment of CDI.  Fidaxomicin was also well-tolerated in the trials.

Further analysis of the results from the first Phase 3 trial demonstrated other potential advantages of fidaxomicin.  Specifically, data from the first Phase 3 trial demonstrated that:

•                  in patients with more pronounced diarrhea (diarrhea that did not resolve in the first 24 hours of therapy), fidaxomicin was associated with a faster time to resolution of diarrhea than vancomycin (79 hours versus 105 hours, p=0.056);

•                  in patients who received concomitant antibiotics, those treated with fidaxomicin versus vancomycin had a significantly improved global cure rate (72% versus 50%, p=0.022), lower CDI recurrence rate (40% versus 23%, p=0.061), and higher clinical cure rate (87% versus 77%, p=0.171)

•                  in patients who did not receive either vancomycin or metronidazole in the 24-hour pre-trial enrollment period, the difference in recurrence rate between fidaxomicin and vancomycin was more pronounced than in the overall patient population at 10.9% versus 24.3%, respectively;

•                  CDI recurrence occurred significantly later in patients treated with fidaxomicin with only 3% and 9% recurrence rates versus 14% and 20% recurrence rates for vancomycin, at 10 and 20 days post-treatment, respectively; and

•                  fidaxomicin was less likely than vancomycin to promote VRE colonization in patients treated for CDI, with only 7% of patients treated with fidaxomicin acquiring VRE versus 31% of patients treated with vancomycin (p<0.001) from among a subset of 302 CDI patients, 248 of whom had a negative VRE stool sample upon entering the Phase 3 trial.

We currently hold worldwide rights to fidaxomicin and intend to seek one or more partners for the commercialization of fidaxomicin outside of the United States. We plan to submit a NDA to the FDA in the second half of 2010 and are also preparing a MAA for submission to the EMEA in Europe.  We are also developing an oral suspension formulation to complement the existing tablet form of fidaxomicin.  This formulation is intended for use with intensive care unit and elderly patients who cannot swallow tablets.  We plan to submit an IND in 2010 to pursue development for this potential label indication expansion.

Pruvel (prulifloxacin)

We are developing Pruvel for the treatment of infectious diarrhea, including travelers’ diarrhea, a community-acquired infection which can be caused by a broad range of bacteria. We plan to initially seek approval for Pruvel for the treatment of infectious diarrhea. Pruvel is a prodrug in the fluoroquinolone class of antibiotics, a widely-used class of broad-spectrum antibiotics. A prodrug is an inactive form of a compound that is converted in the body to an active drug either by spontaneous chemical reaction or through the enzymatic process. Following oral administration, Pruvel is converted to ulifloxacin, which is rapidly bactericidal by killing susceptible bacterial pathogens through inhibition of DNA replication. Ulifloxacin has demonstrated potent broad-spectrum activity against gram-positive and gram-negative bacteria. We have completed two Phase 3 clinical trials of Pruvel for the treatment of travelers’ diarrhea and reported positive top-line data from each study. In July 2008, we reported positive top-line data from the first Phase 3 trial conducted in Mexico and Peru and in February 2009, we reported positive top-line data from the second Phase 3 trial conducted in India, Guatemala and Mexico.  The top-line analysis of data from these studies showed that Pruvel met the primary endpoint of TLUS compared to placebo. Pruvel was generally well tolerated and had a similar safety profile compared to placebo.  Based upon the results of these two Phase 3 trials we intend to file an NDA for Pruvel in 2010.

If Pruvel is approved for the treatment of infectious diarrhea, we may seek additional approval of Pruvel for the treatment of uncomplicated urinary tract infections, or UTIs. Pruvel is currently approved as therapy for complicated and uncomplicated UTIs in Italy and Japan.  Pruvel was compared to ciprofloxacin as therapy for uncomplicated cystitis in a 251-female patient, double-blind trial that was conducted in Europe by third parties.  Even as a single dose (1 tablet of Pruvel 600 mg), the rate of microbiological eradication 5 to 7 days post-treatment was 97.2% and the clinical outcome success rate was 98.1%. These results demonstrated that the efficacy, safety and tolerability of Pruvel was comparable to that of ciprofloxacin, and confirmed the results from a similar study comparing Pruvel to pefloxacin in 239 patients.

Other Pipeline Product Candidates

In addition to fidaxomicin and Pruvel, which we are developing internally, we have also licensed rights to others to develop and commercialize our other product candidates in order to maximize their potential.  These product candidates are as follows:

CEM-101 (OP-1068): Macrolide and Ketolide Antibiotics

Macrolide antibiotics have been marketed for the treatment of upper and lower respiratory tract infections.  Macrolides such as erythromycin and azithromycin, and ketolides, such as telithromycin, are related classes of antibiotics which have strong gram-positive activity and inhibit bacterial growth.  However, an increasing number of pathogens are now resistant to currently available macrolides and ketolides.  The leading product candidate developed with our discovery technology, including glycooptimization, CEM-101 (OP-1068), was effective against these resistant bacterial strains according to a pre-clinical study conducted by the Institute for Medical Microbiology.  This product candidate has shown to possess potent activity against multi-drug resistant Streptococcus pneumoniae and Streptococcus pyogenes, common RTI pathogens.  The pre-clinical study also showed that CEM-101 was orally active with potent efficacy in animal models after once-a-day administration.  Cempra has licensed from us a library of approximately 500 macrolides related to this product candidate.  Cempra has completed a Phase 1 clinical trial with CEM-101 and has announced preparations for a Phase 2 trial in moderate to moderately-severe community-acquired bacterial pneumonia.

Products being develop by OBI

In October 2009, we entered into a number of transactions involving OBI, in which we sold 40% of our existing equity in OBI.  In connection with these transactions, we assigned to OBI certain of our patent rights and know-how related to OPT-88, a disease-modifying intra-articular therapy for osteoarthritis which we licensed from TSRI, and OPT-822/821, a novel carbohydrate-based cancer immunotherapy which we licensed from MSKCC. We also assigned to OBI our rights and obligations under the related license agreements with TSRI and MSKCC.

OPT-88: A Therapy for Osteoarthritis.    OBI is developing OPT-88 as a disease-modifying intra-articular therapy for osteoarthritis. Osteoarthritis is caused by the breakdown and eventual loss of the cartilage of one or more joints in the body. Pre-clinical studies of OPT-88 indicate reduced erosion of knee cartilage and a reduction of pain for up to nine days after a single injection. With its disease-modifying activity and tolerability profile, OPT-88 represents a potentially new intra-articular therapy, and we believe it is a significant product opportunity for the osteoarthritis market.

In vitro studies of OPT-88 in human cell cultures have shown that it significantly stimulates restoration of joint cartilage. Animal studies demonstrated a reduced pathology and reduction in the erosion of knee cartilage. We held a pre-Investigational New Drug application, or pre-IND, meeting with the FDA in the first quarter of 2008 and OBI is currently evaluating the development plan for OPT-88.

OPT-822/OPT-821: A Cancer Immunotherapy.  OBI is also developing OPT-822, a carbohydrate-based immunostimulant therapy, combined with adjuvant therapy OPT-821, for the treatment of metastatic breast cancer. OPT-822 is a novel cancer immunotherapy and is composed of Globo H linked to a protein carrier.

MSKCC completed Phase 1 safety studies of OPT-822 in prostate cancer patients and breast cancer patients in 1999 and 2001, respectively.  In these studies, OPT-822 appeared to be well tolerated and to stimulate response to tumor antigens.  Eighteen of 27 metastatic breast cancer patients treated with OPT-822 in the studies survived after five years.  OBI currently plans to initiate a Phase 2/3 clinical trial in Asia to evaluate the clinical efficacy of OPT-822 combined with OPT-822’s adjuvant, OPT-821.

Marketing and Sales

We currently have a limited marketing organization and do not have a sales organization for the marketing, sale and distribution of pharmaceutical products.  We plan to develop a sales organization internally and/or through collaborations with third parties.  We hold worldwide rights to fidaxomicin and rights to commercialize Pruvel in the United States. Assuming approval by the FDA, we currently plan to build our own marketing and sales force for fidaxomicin in the United States and are evaluating our commercialization options for Pruvel in the United States.  We plan to seek collaborations with one or more third parties for the commercialization of fidaxomicin outside of the United States.  In the United States, we plan to target our marketing and sales of fidaxomicin to hospital-based and long-term care physicians, including gastroenterologists, infectious disease specialists and internists.  We plan to selectively target our marketing and sales of Pruvel to high-prescribing physicians of antibiotics for infectious diarrhea.

We have also established a medical affairs group to introduce our product candidates to key opinion leaders in CDI and healthcare professionals focusing on infectious diseases and gastroenterology.

Intellectual Property

The proprietary nature of, and protection for, our products, product candidates, processes and know-how are important to our business.  We seek patent protection in the United States and internationally for our product candidates and other technology where available and when appropriate.  Our policy is to patent or in-license the technology, inventions and improvements that we consider important to the development of our business.  In addition, we use license agreements to selectively convey to others, rights to our own intellectual property.  We also rely on trade secrets, know-how and continuing innovation to develop and maintain our competitive position.  We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our technology.  For this and more comprehensive risks related to our intellectual property, please see “Risk Factors — Risks Related to Our Intellectual Property.”

We have established and continue to build proprietary positions for our pipeline product candidates and technology in the United States and abroad.  We have built a portfolio of more than 100 patents and patent applications that we either own or have licensed around our key products and technologies.  As of February 8, 2010, this portfolio included 6 issued U.S. patents and 14 pending U.S. patent applications.  Foreign counterparts to these included 21 issued patents and 78 pending patent applications.  Of the more than 100 patents and patent applications that we own or license, as of February 8, 2010, 31 were owned or licensed by OBI.

For our lead product candidate fidaxomicin, we have two issued U.S. patents and ten U.S. pending patent applications.  We also have two issued foreign patents and 63 pending foreign counterparts in Australia, Canada, China, Europe, Hong Kong, Israel, Japan, South Korea, India, New Zealand, Taiwan, Mexico and Brazil.  The issued patents cover a specific polymorphic form and specific manufacturing methods.  The pending patent applications, if issued, may cover the composition of matter, an additional polymorphic form, methods of use and pharmaceutical formulations containing the various components and would expire between 2023 and 2027.  For our other product candidate Pruvel, we have licensed one issued U.S. patent from Nippon Shinyaku which covers the compound prulifloxacin, however, this patent expired in February 2009. Another U.S. patent covering the novel polymorphic form of a key intermediate in the manufacturing process was issued in 2009 and will expire in 2023.  The remainder of our patents and patent applications, and licensed patents and patent applications, relate to our other products and technology, and expire between 2015 and 2023.

Competition

The pharmaceutical industry is highly competitive.  We face significant competition from pharmaceutical companies and biotechnology companies that are researching and selling products designed to treat infectious disease.  Many of these companies have significantly greater financial, manufacturing, marketing and product development resources than us.  Additionally, many of these companies have substantially greater experience developing, manufacturing and commercializing drugs which may allow them to bring their products to market quicker than we can.  Several pharmaceutical and biotechnology companies have already established themselves in the markets for the treatment of CDI and/or infectious diarrhea and many additional companies are currently developing products for the treatment of CDI and/or infectious diarrhea, which we expect will compete with fidaxomicin and Pruvel if approved for marketing.  Potentially significant competitors to fidaxomicin and Pruvel, both currently marketed and in clinical development, include the following:

Product	Stage of Development	Company
Fidaxomicin Competitors
Flagyl™/metronidazole	Marketed	Pfizer, Sanofi-Aventis and generics
Vancocin™/oral vancomycin	Marketed	Viropharma and generics
Xifaxan™/rifaximin	Phase 3	Salix and generics
Ramoplanin	Phase 2 completed	Nanotherapeutics
ACAM-Cdiff (vaccine)	Phase 2	Sanofi-Pasteur
MDX-066/ MDX-1388 (antibodies combination)	Phase 2	Medarex/Merck
CB-183,315	Phase 1 completed	Cubist

Pruvel Competitors
Cipro™/ciprofloxacin	Marketed	Bayer and generics
Zithromax™/azithromycin	Marketed	Pfizer
Xifaxan™/rifaximin	Marketed	Salix and generics
Bactrim™/Septra™/TMP/SMX	Marketed	Roche and generics
Vibramycin™/doxycycline	Marketed	Pfizer and generics
Levaquin™/levofloxacin	Marketed	Johnson & Johnson
Campy jejuni vaccine	Phase 2 completed	ACE BioSciences
Rifamycin SV MMX®	Phase 2 completed	Santarus

Executive Compensation

2010 Base Salaries and Stock Option Awards

In January 2010, the Compensation Committee of our Board of Directors, or the Compensation Committee, approved increases in base salaries for 2010 and granted stock options.  The following table sets forth such 2010 base salaries and stock option grants for our named executive officers:

Name and Title	2010 Base Salary	Stock Options
Michael N. Chang, President, Chief Executive Officer	$393,000	80,000
John D. Prunty, Chief Financial Officer, Vice President, Finance and Secretary	$259,625	30,000
Tessie M. Che, Senior Vice President, Chief Operating Officer	$270,789	30,000
Francois-Xavier Fraphase, Senior Vice President, Chief Scientific Officer	$288,025	30,000
Kevin P. Poulos, Chief Commercial Officer	$206,000	30,000

The stock options described above (i) were granted pursuant to our 2006 Equity Incentive Plan, (ii) have a vesting commencement date as of January 1, 2010, (iii) terminate ten years after January 8, 2010, or earlier in the event the optionholder’s service to us is terminated and (iv) have an exercise price per share equal to the closing price of our common stock as reported on the Nasdaq Global Market on January 8, 2010. Subject to the optionholder’s continued service to us, 25% of the shares of common stock subject to such stock options vest on the first anniversary of the vesting commencement date, and the remaining shares vest monthly over the following three years; provided that the vesting of such shares may be accelerated upon the occurrence of certain events.

Incentive Cash Bonuses

Also in January 2010, the Compensation Committee approved cash bonuses to our named executive officers under our 2009 Incentive Compensation Plan, or the Plan.  Under the Plan, each participant was assigned a target bonus equal to a percentage of that individual’s 2009 salary.  For Plan participants other than our Chief Executive Officer, 75% of overall goal achievement was based on corporate goals and 25% was based on individual goals.  The bonus paid to our Chief Executive Officer under the Plan was based entirely on the achievement of corporate goals. All Plan participants had the same corporate goals, which were recommended by our Chief Executive Officer and approved by our Compensation Committee.  Individual goals were established by our Chief Executive Officer upon consultation with senior staff. The degree to which corporate goals were met was determined by our Compensation Committee, and the degree to which individual goals were met were recommended by our Chief Executive Officer and approved by the Compensation Committee, in both cases after the end of our 2009 fiscal year.

For the 2009 fiscal year, the range of bonus opportunity as a percentage of 2009 base salary for each of our named executive officers was as follows except that in the case of Mr. Frapaise his actual target and range of bonus amounts were pro-rated for the period because he joined our company after January 1, 2009:

Name and Title	Threshold	Target
Michael N. Chang, President, Chief Executive Officer	37.5%	50%
John D. Prunty, Chief Financial Officer, Vice President, Finance and Secretary	26.3%	35%
Tessie M. Che, Senior Vice President, Chief Operating Officer	26.3%	35%
Francois-Xavier Frapaise, Senior Vice President, Chief Scientific Officer	22.8%	30%
Kevin P. Poulos, Chief Commercial Officer	26.3%	35%

Under the terms of the Plan, a minimum weighted average goal achievement of at least 75% was required for an executive to earn any performance-based cash bonus.  The threshold bonus was earned if a weighted average goal achievement of 75% was obtained.  The target bonus was earned if the weighted average goal achievement of 100% was obtained.  The specific bonus amount was based on a linear continuum from threshold to maximum. However, the Compensation Committee retained the discretion to grant awards that exceed the target awards in the case of exemplary achievement or, upon the recommendation of our Chief Executive Officer and approval of the Compensation Committee, individual awards were subject to reduction below the amount otherwise calculated under the Plan.

In January 2010, the Compensation Committee reviewed the achievement of both corporate and individual goals and determined the 2009 performance-based bonus amounts for each named executive officer based on a corporate goal achievement of 75% and individual goal achievement with respect to those named executive officers for whom individual goal achievement is applicable.  The Compensation Committee’s determinations of individual goal achievement for our named executive officers and the incentive cash bonuses awarded under the Plan are set forth below:

Name	Individual Goal Achievement	2009 Bonus
Michael N. Chang	N/A	$142,500
John D. Prunty	87.5%	$68,500
Tessie M. Che	87.5%	$71,500
Francois-Xavier Frapaise	81.25%	$65,000
Kevin P. Poulos	78.12%	$53,000

OUTSTANDING SHARES

As of February 1, 2010, the number of shares of our common stock outstanding was 33,320,016 shares and excludes as of that date:

•                  2,783,553 shares of our common stock issuable upon the exercise of options outstanding as of February 1, 2010, having a weighted-average exercise price of approximately $7.08 per share;

•                  91,533 shares of our common stock subject to warrants outstanding as of February 1, 2010, having an exercise price of $10.93 per share;

•                  6,674,524 shares of common stock reserved for future issuance under our stock option plans; and

•                  384,765 shares of common stock reserved for future issuance under our employee stock purchase plan.

RISK FACTORS

Risks Related to Our Business

We are a company with limited sources of revenue, and we are largely dependent on the success of our lead product candidate fidaxomicin and, to a lesser degree, our other lead product candidate Pruvel.

We are a biopharmaceutical company with no products approved for commercial sale and, to date, we have not generated any revenues from product sales.  Our ability to generate future revenues depends heavily on our success in:

•                  developing and securing U.S. and/or foreign regulatory approvals for fidaxomicin and Pruvel and, to a lesser extent, other product candidates;

•                  commercializing, alone or with a partner, any product candidates for which we receive approval from the FDA and/or comparable foreign regulatory authorities; and

•                  generating a pipeline of innovative product candidates utilizing our drug discovery platform or through licensing strategies.

Our product candidates will generally require extensive clinical study and evaluation, regulatory approval in multiple jurisdictions, substantial investment and significant marketing efforts before we generate any revenues from product sales.  We are not permitted to market or promote our product candidates before we receive regulatory approval from the FDA or comparable foreign regulatory authorities.  We have not submitted an NDA, or received marketing approval for either fidaxomicin or Pruvel, and we cannot be certain that either of these product candidates will receive regulatory approval or be successful in any future clinical trials.  If we do not receive regulatory approval for and successfully commercialize fidaxomicin and Pruvel, we will not generate any revenues from product sales for several years, if at all, and we may not be able to continue our operations.

We believe our initial success will be more dependent on fidaxomicin than Pruvel, because we believe that the market for the treatment of CDI is larger than the market for the treatment of infectious diarrhea.  Even if we successfully obtain regulatory approval to market fidaxomicin or Pruvel, our revenues for either drug candidate will be dependent upon the size of the markets in the territories for which we have commercial rights and our ability to successfully commercialize our drug candidates in those markets, either alone or with a partner.  If the markets for the treatment of CDI or infectious diarrhea are not as significant as we estimate or we are otherwise unsuccessful in commercializing our drug candidates, our business and prospects will be harmed.

We have incurred significant operating losses since inception and anticipate that we will incur continued losses for the foreseeable future.

We have experienced significant operating losses since our inception in 1998.  As of September 30, 2009, we had an accumulated deficit of approximately $166.0 million.  We have generated no revenues from product sales to date.  We have funded our operations through September 30, 2009 from the sale of approximately $202.4 million of our securities and through research funding pursuant to collaborations with partners or government grants.  We expect to continue to incur substantial additional operating losses for the next several years as we prepare submissions for regulatory approval of our lead product candidates, build our marketing and sales capabilities and continue our clinical trial and research and development initiatives.  Because of the numerous risks and uncertainties associated with developing, obtaining regulatory approval for and commercializing our product candidates, we are unable to predict the extent of any future losses.  We may never successfully commercialize our product candidates and thus may never have any significant future revenues or achieve and sustain profitability.

If we fail to obtain additional financing, we may be unable to commercialize fidaxomicin and Pruvel or develop and commercialize our other product candidates, or continue our other research and development programs.

We will require additional capital to commercialize our current lead product candidates, fidaxomicin and Pruvel.  We cannot be certain that additional funding will be available on acceptable terms, or at all.  Since 2008, the credit markets and the financial services industry have been experiencing a period of unprecedented turmoil and upheaval characterized by the government take-over, bankruptcy, failure, collapse or sale of various financial institutions.  These events have generally made equity and debt financing more difficult to obtain, and may negatively impact our ability to complete financing transactions.  To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution.  Any debt financing, if available, may require us to pledge our assets as collateral or involve restrictive covenants, such as limitations on our ability to incur additional indebtedness, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could negatively impact our ability to conduct our business.  If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates or one or more of our other research and development initiatives.  We also could be required to:

•                  seek collaborators for one or more of our current or future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available; or

•                  relinquish or license on unfavorable terms our rights to technologies or product candidates that we otherwise would seek to develop or commercialize ourselves.

Any of the above events could significantly harm our business and prospects and could cause our stock price to decline.

We do not currently have sufficient resources to commercialize fidaxomicin and Pruvel on our own. If we are unable to raise additional capital or are unable to effectively collaborate with one or more partners for the commercialization of fidaxomicin or Pruvel, we will not generate significant revenues from sales of these products and our business will be materially harmed.

We are dependent on third party collaborators and we may be unable to enter into future collaboration agreements or we may have disagreements with these collaborators.

We currently plan to build our own marketing and sales force for fidaxomicin in the United States and are evaluating our commercialization options for Pruvel in the United States, and we are seeking one or more partners for the commercialization of fidaxomicin outside of the United States.  We cannot be certain that we will be successful in attracting any such partners.  If we were not able to find appropriate partners for the continued development and commercialization of fidaxomicin, or our other product candidates, we would either have to delay further development and commercialization initiatives,  which would harm our business and prospects, or raise significant additional funds to develop clinical and commercialization capabilities internally.

We are subject to a number of additional risks associated with our dependence on collaborations with third parties.  Conflicts may arise between us and collaborators, such as conflicts concerning the payment or reimbursement of development and commercialization costs, the strategies for developing and commercializing product candidates subject to the collaboration, the achievement of milestones, the interpretation of financial provisions or the ownership of intellectual property developed during the collaboration or the interpretation of clinical data.  If any such conflicts arise, a collaborator could act in its own self-interest, which may be adverse to our best interests.  Any such disagreement between us and a collaborator could result in one or more of the following, each of which could delay or prevent the development or commercialization of fidaxomicin, and our other product candidates, and in turn prevent us from generating sufficient revenues to achieve or maintain profitability:

•                  reductions in the payment of royalties or other payments we believe are due pursuant to the applicable collaboration arrangement or agreement;

•                  uncertainties regarding ownership of intellectual property rights arising from our collaborative activities, which could prevent us from entering into additional collaborations and commercializing such rights;

•                  delays in further development or commercialization activities by us or a collaborator if we and a collaborator are unable to agree on development or commercialization activities or the associated costs of these activities;

•                  actions taken by a collaborator inside or outside our collaboration which could negatively impact our rights or benefits under our collaboration; or

•                  unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities or to permit public disclosure of the results of those activities.

In addition, a collaborator may not have or devote sufficient resources to develop and commercialize our product candidates, may elect to underfund, discontinue or may not properly perform pre-clinical studies or clinical trials, or may divert resources to other programs that are potentially competitive with our product candidates.

If we are unable to obtain FDA approval of our product candidates, we will not be able to commercialize them in the United States.

We need FDA approval prior to marketing our product candidates in the United States.  If we fail to obtain FDA approval to market our product candidates, we will be unable to sell our product candidates in the United States, which will significantly impair our ability to generate any revenues.

This regulatory review and approval process, which includes evaluation of pre-clinical studies and clinical trials of our product candidates as well as the evaluation of our manufacturing processes and our third-party contract manufacturers’ facilities, is lengthy, expensive and uncertain.  To receive approval for a product candidate, we must, among other things, demonstrate with substantial evidence from well-controlled clinical trials that the product candidate is both safe and effective for each indication for which approval is sought.  Satisfaction of the approval requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product.  We cannot predict if or when we might receive regulatory approvals for any of our product candidates currently under development.

We may also experience delays in submitting NDAs to the FDA and/or delays in the FDA review of our NDA submissions.  If we experience difficulty or delays in acquiring and assembling the extensive information needed to support an NDA filing for fidaxomicin or Pruvel, our NDA submissions with respect to these product candidates may be impaired or delayed, which could negatively impact our or a collaborator’s ability to successfully commercialize these product candidates.  After we submit an NDA filing with the FDA, we may also experience delays in the FDA’s review process.  As part of the Prescription Drug User Fee Act, or PDUFA, the FDA has a goal to review and act on a percentage of all submissions in a given time frame. The FDA has missed a portion of their

PDUFA goals, and it is unknown whether the review of an NDA filing for fidaxomicin or Pruvel, or for any of our other drug candidates, will be completed within the FDA review goals or will be delayed. Moreover, the duration of the FDA’s review may depend on the number and type of other NDAs that are filed with the FDA around the same time period.

Even if our product candidates receive regulatory approval, any approvals that we obtain may not cover all of the clinical indications for which we are seeking approval, or could contain significant limitations in the form of narrow indications, warnings, precautions or contra-indications with respect to conditions of use.  In such an event, our ability to generate revenues from such products would be greatly reduced and our business would be harmed.

The FDA has substantial discretion in the approval process and may either refuse to consider our applications for substantive review or may form the opinion after review of our data that our applications are insufficient to allow approval of our product candidates.  If the FDA does not consider or approve an application that we submit, it may require that we conduct additional clinical, pre-clinical or manufacturing validation studies and submit that data before it will reconsider our application.  Depending on the extent of these or any other studies, approval of any applications that we submit may be delayed by several years, or may require us to expend more resources than we have available.  For example, we intend to rely in part on certain legacy data from a third party to support an NDA for Pruvel. If the FDA deems this data to be insufficient, it may delay our filing of a NDA for Pruvel and could require us to complete additional studies.  It is also possible that additional studies, if performed and completed, may not be successful or considered sufficient by the FDA for approval or even to make our applications approvable.  If any of these outcomes occur, we may be forced to abandon one or more of our future applications for approval, which might significantly harm our business and prospects.

Even after we complete our planned clinical trials and other studies, our product candidates could fail to receive regulatory approval for many reasons, including the following:

•                  the results of our clinical trials and other studies may not demonstrate to the satisfaction of or meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for any indication;

•                  the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials or other studies;

•                  the  results of our clinical trials or other studies may not demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•                  the results of our clinical trials or other studies may not demonstrate that a product candidate presents an advantage over existing therapies, or over placebo in any indications for which the FDA requires a placebo-controlled trial;

•                  the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from clinical trials or other studies;

•                  the data collected from clinical trials and other studies of our product candidates may not be sufficient to support the submission of an  NDA or other submission or to obtain regulatory approval in the United States or elsewhere; and

•                  the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical and other study data insufficient for approval.

It is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain the appropriate regulatory approvals necessary for us or our collaborators to commence product sales.  Increased scrutiny by regulatory authorities may result in significant delays in obtaining regulatory approvals, as well as more stringent product labeling and post-marketing testing requirements.

Although the FDA has granted Fast Track status to fidaxomicin and selected it for participation in a CMA Pilot 2 Program, we cannot be certain that we will receive any benefits from these designations or that the designations will expedite regulatory review or approval of fidaxomicin.  Participation in these programs has not eliminated any phase of clinical development.  Moreover, our participation in the CMA Pilot 2 Program has involved and will continue to involve frequent discussions and other interactions with the staff of the FDA.  These frequent discussions could subject fidaxomicin to a greater level of scrutiny than it might otherwise have received or require us to make more frequent submissions and endure other burdens that would have been avoided if we had not participated in the program.  Therefore, despite any potential benefits of fidaxomicin’s Fast Track and CMA Pilot 2 Program designations, significant uncertainty remains regarding the clinical development and regulatory approval process for fidaxomicin.

Clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing is expensive and can take many years to complete, and its outcome is uncertain.  Failure can occur at any time during the clinical trial process. The results of pre-clinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through pre-clinical studies and initial clinical testing.  In addition, sub-analysis of clinical trial data may reveal limitations of our product candidates even though top-line results are positive.  The type and amount of clinical data necessary to gain regulatory approval for our product candidates may also change during or after completion of our clinical trials or we may inaccurately characterize such requirements.

Delays in clinical trials are common and have many causes, and any such delays could result in increased costs to us and jeopardize or delay our ability to achieve regulatory approval and commence product sales as currently contemplated.

We have in the past experienced delays in clinical trials of our product candidates and we may experience delays in future clinical trials.  For example, we are planning to conduct a registration study for other formulations and proof-of-concept clinical trials for other indications of fidaxomicin and intend to conduct a study subsequent to NDA submission to compare fidaxomicin to metronidazole for the treatment of CDI.  We also intend to conduct a Phase 4 trial of Pruvel subsequent to NDA submission to compare Pruvel to ciprofloxacin for the treatment of infectious diarrhea. We do not know whether planned clinical trials will begin on time, will need to be redesigned or will be completed on schedule, if at all.  Clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence a trial, in reaching agreement on acceptable terms with prospective CROs and clinical trial sites, in obtaining institutional review board approval at each site, in recruiting suitable patients to participate in a trial, in having patients complete a trial or return for post-treatment follow-up, in adding new sites or in obtaining sufficient supplies of clinical trial materials.  Many factors affect patient enrollment, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials, clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating and whether the clinical trial design involves comparison to placebo.

We could encounter delays if prescribing physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of our product candidates in lieu of prescribing existing antibiotics that have established safety and efficacy profiles or with administering placebo to patients in our placebo-controlled trials.  Further, a clinical trial may be suspended or terminated by us, our collaborators, the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.  If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates may be harmed, and our ability to generate product revenues from any of these product candidates will be delayed.  In addition, any delays in completing our clinical trials will increase our costs, slow down our product development and approval process and jeopardize our ability to commence product sales and generate revenues.  Any of these occurrences may significantly harm our business, financial condition and prospects.

We may be required to suspend or discontinue clinical trials due to adverse events, adverse side effects or other safety risks that could preclude approval of our product candidates.

Our clinical trials may be suspended at any time for a number of reasons.  We may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to participants.  In addition, regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements or that they present an unacceptable safety risk to participants.  In our Phase 3 clinical trials of fidaxomicin, the most common drug-related side effects reported were nausea, vomiting, constipation, anorexia, headache and dizziness.  Patients treated with Pruvel have experienced drug-related side effects including abdominal pain, diarrhea, nausea, renal toxicities, cardiac arrhythmias, photosensitivity, rash, excessive flushing of the skin and central nervous system effects, such as seizures.  The FDA recommended that we conduct a study to determine the effect, if any, of Pruvel on the prolongation of the QT interval, a condition that is associated with potentially life-threatening cardiac arrhythmias.  In response to the FDA’s recommendation, we have completed a QT interval study of Pruvel and we plan to include the data from such QT interval study in our NDA filing to the FDA.  If adverse, drug-related events are encountered or suspected, our trials would be interrupted, delayed or halted and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications.  Even if we believe our product candidates are safe, our data is subject to review by the FDA, which may disagree with our conclusions and delay or deny approval of our product candidates which would significantly harm the commercial prospects of such product candidates.  Moreover, we could be subject to significant liability if any volunteer or patient suffers, or appears to suffer, adverse side effects as a result of participating in our clinical trials.  Any of these occurrences may significantly harm our business and prospects.

We rely on third parties to conduct our clinical trials.  If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we and our collaborators may not be able to obtain regulatory approval for or commercialize our product candidates.

We have entered into agreements with third-party CROs, such as INC Research, to provide monitors for and to manage data for our clinical programs.

We and the CROs conducting clinical trials for our product candidates are required to comply with current good clinical practices, or GCPs, regulations and guidelines enforced by the FDA for all of our products in clinical development.  The FDA enforces GCPs through periodic inspections of trial sponsors, principal investigators and trial sites.  If we or the CROs conducting clinical trials of our product candidates fail to comply with applicable GCPs, the clinical data generated in the clinical trials may be deemed unreliable and the FDA may require additional clinical trials before approving any marketing applications.  We cannot assure you that, upon inspection, the FDA will determine that any clinical trials of our product candidates comply with GCPs.  In addition, our clinical trials must be conducted with product produced under cGMP regulations, and will require a large number of test subjects.  Our failure to comply with these regulations may require us to repeat clinical trials, which would be costly and delay the regulatory approval process and commercialization of our product candidates.

Typically, the CROs conducting clinical trials of our product candidates have the right to terminate their agreements with us or our collaborators upon notice in the event of an uncured material breach.  In addition, some CROs have an ability to terminate their respective agreements with us if we fail to perform our obligations, if it can be reasonably demonstrated that the safety of the subjects participating in our clinical trials warrants such termination, if we make a general assignment for the benefit of our creditors or if we are liquidated.  We have relied substantially on INC Research to conduct the clinical trials for fidaxomicin and Pruvel.  INC Research has also subcontracted with other third-party CROs for various aspects of the clinical trials.  If any relationships with INC Research or these other third-party CROs terminate, we or our collaborators may not be able to enter into arrangements with alternative CROs or we may enter into arrangements with alternative CROs that do not have the expertise or relationships that INC Research has with government agencies.

In addition, these third-party CROs are not our employees, and we cannot control whether or not they devote sufficient time and resources to our clinical programs.  These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical studies or other drug development activities, which could harm our competitive position.  If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements, or for other reasons, our clinical trials may be extended, delayed or terminated or may have to be repeated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates.  As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

If we fail to gain and/or maintain marketing approvals from regulatory authorities in international markets for fidaxomicin and any future product candidates for which we have rights in international markets, our market opportunities will be limited.

Sales of our product candidates outside of the United States will be subject to foreign regulatory requirements governing clinical trials and marketing approval.  Even if the FDA grants marketing approval for a product candidate, comparable regulatory authorities of foreign countries must also approve the marketing of the product candidate in those countries.  This is important for the commercialization of fidaxomicin for which we currently have exclusive worldwide marketing rights.  Obtaining foreign regulatory approvals could result in significant delays, difficulties and costs for us and require additional pre-clinical studies or clinical trials which would be costly and time consuming.  Regulatory requirements can vary widely from country to country and could delay the introduction of our products in those countries.  Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval will be obtained in any other country.  In addition, our failure to obtain regulatory approval in any country may delay or have negative effects on the process for regulatory approval in others.  For example, if our planned MAA for fidaxomicin is rejected or unanticipated concerns are raised by the EMEA during its review, a subsequent NDA submission for fidaxomicin could be negatively impacted. Other than Pruvel, which is sold by other parties in Japan, Italy and certain other European countries, none of our product candidates is approved for sale in any international market for which we have rights. If we fail to comply with regulatory requirements in our international markets or to obtain and maintain required approvals, our target market will be reduced and our ability to generate revenues will be diminished, which would significantly harm our business, results of operations and prospects.

We currently have no sales organization and have no experience as a company in marketing drug products.  If we are unable to expand our marketing capabilities and establish sales capabilities or enter into agreements with third parties to market and sell our product candidates, we may not be able to generate product revenues.

We currently have a limited marketing organization and do not have a sales organization for marketing, sales and distribution of pharmaceutical products. In order to commercialize any products, we must build our marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. We plan to build our own marketing and sales force to commercialize fidaxomicin in the United States and are seeking third-party partners outside of the United States. We own exclusive rights to commercialize Pruvel in the United States, and are evaluating our commercialization options for Pruvel in the United States. The establishment and development of our own sales force to market any products we may develop will be expensive and time consuming and could delay any product launch, and we cannot be certain that we will be able to successfully develop this capability. We do not currently have sufficient funds to develop a sales force and other resources that we believe would be necessary to adequately market fidaxomicin and Pruvel in the United States. We will also have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel. To the extent we rely on third parties to commercialize our products, if any, we may receive less revenues than if we commercialized these products ourselves. In addition, we may have little or no control over the sales efforts of any third parties involved in commercializing our products. In the event we are unable to develop our own marketing and sales force or collaborate with a third-party marketing and sales organization, we would not be able to commercialize our product candidates which would negatively impact our ability to generate product revenues.

We may not be able to enter into acceptable agreements to commercialize fidaxomicin outside of the United States or if, needed, adequately build our own marketing and sales capabilities.

If appropriate regulatory approvals are obtained, we intend to commercialize fidaxomicin outside of the United States through collaboration arrangements with third parties.  We may be unable to enter into collaboration arrangements in international markets.  In addition, there can be no guarantee that if we enter into these collaboration arrangements with other parties that they will be successful or result in more revenues than we could obtain by marketing fidaxomicin on our own. If we are unable to enter into collaboration arrangements for our products or develop an effective international sales force, our ability to generate product revenues would be limited, which would adversely affect our business, financial condition, results of operations and prospects. If we are unable to enter into such collaboration arrangements, we may need to develop our own marketing and sales force to market fidaxomicin in a number of countries in Europe and Latin America to hospital-based and long-term care physicians.  These efforts may not be successful as we have no relationships among such hospital-based and long-term care physicians and do not currently have sufficient funds to develop an adequate sales force in these regions.  There is no guarantee that we will be able to develop an effective international sales force to successfully commercialize our products in these international markets.  If we cannot commercialize fidaxomicin, we will have to rely solely on Pruvel and earlier stage product candidates for any future revenues, and our ability to achieve and sustain profitability will be materially harmed.

If our product candidates are unable to compete effectively with branded and generic antibiotics, our commercial opportunity would be reduced or eliminated.

If approved, our lead product candidates will compete against both branded antibiotic therapies, such as Vancocin Pulvules with respect to fidaxomicin and Xifaxan®/rifaxamin with respect to Pruvel, and generic antibiotics such as metronidazole and oral vancomycin with respect to fidaxomicin and ciprofloxacin with respect to Pruvel.  In addition, we anticipate that fidaxomicin will compete with other antibiotic and anti-infective product candidates currently in development for the treatment of CDI, such as Xifaxan®/rifaxamin. Many of these products have been or will be developed and marketed by major pharmaceutical companies, who have significantly greater financial resources and expertise in research and development, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals, manufacturing and marketing approved products than we do.  As a result, these companies may obtain regulatory approval more rapidly than we are able to and may be more effective in selling and marketing their products as well.  Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies.

We anticipate that, if approved, fidaxomicin and Pruvel will face increasing competition in the form of generic versions of branded products of competitors that will lose their patent exclusivity.  For example, fidaxomicin, if approved, will immediately face steep competition from an inexpensive generic form of metronidazole.  Fidaxomicin would currently face generic oral vancomycin competition in Europe and in the future may face competition from generic oral vancomycin in the United States as well.  Generic antibiotic therapies typically are sold at lower prices than branded antibiotics and are generally preferred by managed care providers of health services.  For example, because metronidazole is sold at such a low price, we believe it will be difficult to sell fidaxomicin as a first-line therapy for the treatment of CDI.  If we are unable to demonstrate to physicians and patients that, based on experience, clinical data, side-effect profiles and other factors, our products are preferable to these generic antibiotic therapies, we may never generate meaningful product revenues.  In addition, many antibiotics experience bacterial resistance over time because of their continued use.  There can be no guarantee that bacteria would not develop resistance to fidaxomicin, Pruvel or any of our other product candidates.  Our commercial opportunity would also be reduced or eliminated if our competitors develop and commercialize generic or branded antibiotics that are safer, more effective, have fewer side effects or are less expensive than our product candidates.

We currently depend, and will in the future continue to depend, on third parties to manufacture our product candidates, including fidaxomicin and Pruvel.  If these manufacturers fail to provide us and our collaborators with adequate supplies of clinical trial materials and commercial product or fail to comply with the requirements of regulatory authorities, we may be unable to develop or commercialize our products.

We outsource all manufacturing of clinical trial supplies of our product candidates to third parties.  We seek to establish long-term supply arrangements with third-party contract manufacturers.  We intend to continue outsourcing the manufacture of our product candidates to third parties for any future clinical trials and large-scale commercialization of any product candidates that receive regulatory approval and become commercial drugs.

Our ability to develop and commercialize fidaxomicin and Pruvel and any other product candidates depends in part on our ability to arrange for collaborators or other third parties to manufacture our products at a competitive cost, in accordance with strictly enforced regulatory requirements and in sufficient quantities for clinical testing and eventual commercialization.  We have not yet manufactured commercial batches of fidaxomicin, Pruvel or any of our other product candidates.  Collaborators or third-party manufacturers that we select to manufacture our product candidates for clinical testing or on a commercial scale may encounter difficulties with the small- and large-scale formulation and manufacturing processes required for such manufacture.  Such difficulties could result in delays in clinical trials, regulatory submissions and approvals, or commercialization of our product candidates.  The inability of us or our collaborators to enter into and maintain agreements with third-party manufacturers on acceptable terms would cause shortages of clinical trial supplies of our product candidates, thereby delaying or preventing regulatory approval and/or commercialization of the affected product candidate, and adversely affecting our ability to generate revenues.  Further, development of large-scale manufacturing processes will require additional validation studies, which the FDA must review and approve, and the time it will take us or a third party manufacturer to develop such large-scale processes and capabilities may delay any product launch following regulatory approval.  Even if we are able to establish additional or replacement manufacturers, identifying these sources and entering into definitive supply agreements and obtaining regulatory approvals may involve a substantial amount of time and cost and such supply arrangements may not be available on acceptable economic terms.

In addition, we, our collaborators and other third-party manufacturers of our products must comply with strictly enforced current good manufacturing practices, or cGMP, requirements enforced by the FDA through its facilities inspection program.  These requirements include quality control, quality assurance and the maintenance of records and documentation.  We currently rely on Biocon to manufacture fidaxomicin active pharmaceutical ingredient and rely on Patheon, Inc. to manufacture the drug product supplies.  As such, Biocon and Patheon will be subject to ongoing periodic unannounced inspections by the FDA and other agencies for compliance with current cGMP, and similar foreign standards. We also rely on Nippon Shinyaku, which contracts with Juzen, as well as Angelini and Patheon, to manufacture Pruvel drug supplies.  The manufacturing facilities of Biocon, Juzen and Patheon have been inspected and approved by the FDA for other companies’ drug products; however, none of Biocon’s, Juzen’s nor Patheon’s facilities have been inspected by the FDA for the manufacture of our drug supplies.  Angelini’s facilities have not been inspected or approved by the FDA.  We or other third-party manufacturers of our products may be unable to comply with cGMP requirements and with other FDA, state, local and foreign regulatory requirements.  We and our collaborators have little control over third-party manufacturers’ compliance with these regulations and standards.  A failure to comply with these requirements by our third-party manufacturers, including Biocon, Juzen, Angelini, and Patheon, could result in the issuance of untitled letters and/or warning letters from authorities, as well as sanctions being imposed on us, including fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall or withdrawal of product approval.  In addition, we have no control over these manufacturers’ ability to maintain adequate quality control, quality assurance and qualified personnel.  If the safety of any quantities supplied by third parties is compromised due to their failure to adhere to applicable laws or for other reasons, we may not be able to obtain or maintain regulatory approval for or successfully commercialize one or more of our product candidates, which would significantly harm our business and prospects.

The commercial success of our product candidates will depend upon attaining significant market acceptance of these product candidates among physicians, patients, healthcare payors and the medical community.

Even if our product candidates are approved by the appropriate regulatory authorities for marketing and sale, physicians may not prescribe our product candidates, which would prevent us from generating revenues or becoming profitable.  Market acceptance of fidaxomicin, Pruvel and any of our future product candidates by physicians, patients and healthcare payors will depend on a number of factors, many of which are beyond our control, including:

•                  the clinical indications for which the product candidate is approved;

•                  acceptance by physicians and patients of each product candidate as a safe and effective treatment;

•                  perceived advantages over alternative treatments;

•                  the cost of treatment in relation to alternative treatments, including numerous generic antibiotics;

•                  the extent to which the product candidate is approved for inclusion on formularies of hospitals and managed care organizations;

•                  the extent to which bacteria develops resistance to the product candidate, thereby limiting its efficacy in treating or managing infections;

•                  whether the product candidate is designated under physician treatment guidelines as a first-line therapy or as a second- or third-line therapy for particular infections;

•                  the availability of adequate reimbursement by third parties, such as insurance companies and other healthcare payors;

•                  limitations or warnings contained in a product’s FDA-approved labeling;

•                  relative convenience and ease of administration; and

•                  prevalence and severity of adverse side effects.

Because fidaxomicin is a differentiated antibiotic for the treatment of CDI, it may encounter additional hurdles to market acceptance by physicians, who may be skeptical about its clinical benefits, or healthcare payors, who may resist reimbursing a premium-priced therapeutic particularly in light of the availability of generic alternatives.

We plan to target our marketing of Pruvel primarily to high-prescribing physicians of antibiotics for infectious diarrhea, including those at travel clinics.  Because of the number of these physicians in the United States, we will be required to expend significant time and resources to obtain broad market acceptance of Pruvel among these physicians.  We do not have experience in marketing to this population of physicians and do not currently have the resources to be able to conduct such marketing efforts on our own.  As such, we may not be successful in any of these marketing efforts which would limit the commercial success of Pruvel.

In addition, in July 2008 the FDA notified makers of fluoroquinolone antimicrobial drugs for systemic use that a boxed warning is necessary for those products due to the risk of tendonitis and tendon rapture.  As prulifloxacin, the generic name for Pruvel, is a fluoroquinolone antibiotic it may be required to carry a black box warning.  Although these risks have been described for years on the product label of many fluoroquinolones, the increased awareness of this risk may impact the market potential for the fluoroquinolone class of antibiotics, including prulifloxacin.  Furthermore, because prulifloxacin has already been marketed by other companies outside the United States to treat a wide range of bacterial infections, including infectious diarrhea, urinary tract infections  and respiratory tract infections, patients may be able to obtain prulifloxacin from these other companies, and not from us, if prulifloxacin is approved in the market where the patient is located.  We have rights to Pruvel only in the United States.  These patients may obtain prulifloxacin in these other markets from other companies even if these patients are from the United States.

If we fail to develop and commercialize other products or product candidates, we may be unable to grow our business.

A key element of our strategy is to commercialize a portfolio of new anti-infective products in addition to fidaxomicin and Pruvel.  As a significant part of our growth strategy, we intend to develop and commercialize, independently and/or through collaboration partners, additional products and product candidates through our discovery research program using our proprietary technology, including OPopS.  The success of this strategy depends upon our ability to identify, select and acquire pharmaceutical product candidates and products that fit into our development plans on terms that are acceptable to us. To supplement this strategy, we may also obtain rights to additional product candidates from third parties through acquisition or in-licensing transactions.

Any product candidate we identify or to which we acquire rights will likely require additional development efforts prior to commercial sale, including pre-clinical studies, extensive clinical testing and approval by the FDA and applicable foreign regulatory authorities.  All product candidates are prone to the risks of failure that are inherent in pharmaceutical product development, including the possibility that the product candidate will not be shown to be sufficiently safe and/or effective for approval by regulatory authorities.  In addition, we cannot assure you that any such products that are approved will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace or be more effective than other commercially available alternatives.

A significant portion of the research that we are conducting involves new and unproven technologies.  Research programs to identify new disease targets and product candidates require substantial technical, financial and human resources whether or not we ultimately identify any candidates.  Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development.

If we are unable to develop suitable potential product candidates through internal research programs or by obtaining rights to novel therapeutics from third parties, our business and prospects will suffer.

Our focus on drug discovery and development using our technology platform, including our patented proprietary OPopS drug discovery platform, is novel and unique.  As a result, we cannot be certain that our product candidates will produce commercially viable drugs that safely and effectively treat infectious diseases or other diseases.  To date, our technology platform has yielded only a small number of anti-infective product candidates.  In addition, we do not have significant clinical data with respect to any of these potential product candidates.  Even if we or our collaborators are successful in completing clinical development and receiving regulatory approval for one commercially viable drug for the treatment of one disease using our technology platform and carbohydrate chemistry focus, we cannot be certain that we or our collaborators will also be able to develop and receive regulatory approval for other drug candidates for the treatment of other forms of that disease or other diseases.  If we fail to develop and commercialize, independently and/or through collaborators, viable drugs using our platform and specialized focus, we will not be successful in developing a pipeline of potential product candidates to follow fidaxomicin and Pruvel, and our business prospects would be significantly harmed.

Our future growth depends on our ability to identify and acquire or in-license products.  If we do not successfully identify and acquire or in-license related product candidates or integrate them into our operations, we may have limited growth opportunities.

We in-licensed the U.S. rights to Pruvel from Nippon Shinyaku who, along with Meiji-Seika Kaisha Ltd., conducted the initial development of this product candidate.  An important part of our business strategy is to continue to develop a pipeline of product candidates by acquiring or in-licensing products, businesses or technologies that we believe are a strategic fit for our business.  Future in-licenses or acquisitions, however, may entail numerous operational and financial risks, including:

•                  exposure to unknown liabilities;

•                  disruption of our business and diversion of our management’s time and attention to develop acquired products or technologies;

•                  incurrence of substantial debt or dilutive issuances of securities to pay for acquisitions;

•                  higher than expected acquisition and integration costs;

•                  increased amortization expenses;

•                  difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;

•                  impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

•                  inability to retain key employees of any acquired businesses.

We have limited resources to identify and execute the acquisition or in-licensing of third-party products, businesses and technologies and integrate them into our current infrastructure.  In particular, we may compete with larger pharmaceutical companies and other competitors in our efforts to establish new collaborations and in-licensing opportunities.  These competitors likely will have access to greater financial resources than us and may have greater expertise in identifying and evaluating new opportunities.  Moreover, we may devote resources to potential acquisitions or in-licensing opportunities that are never completed, or we may fail to realize the anticipated benefits of such efforts.

Our ability to pursue the development and commercialization of Pruvel, our other product candidates and our future product candidates depends upon the continuation of our licenses from third parties.

Our license agreement with Nippon Shinyaku provides us with an exclusive license to develop and commercialize Pruvel for any indication in the United States, with a right to sublicense to third parties.  In the event Nippon Shinyaku is not able to supply us with Pruvel, the license agreement provides us with a non-exclusive, worldwide right and license to manufacture or have Pruvel manufactured for us.  Either we or Nippon Shinyaku may terminate the license agreement immediately upon the bankruptcy or dissolution of the other party or upon a breach of any material provision of the agreement if the breach is not cured within 60 days following written notice.  In addition, we are entitled to terminate the agreement in the event that the FDA compels us to cease sales of Pruvel in the United States.  If our license agreement with Nippon Shinyaku terminates, we will lose our rights to develop, manufacture and commercialize Pruvel and our potential revenues would be limited.  Similarly, if our agreement with the Scripps Research Institute, or TSRI, for the license of our OPopS technology is terminated, we will not be able to further develop future product candidates using our OPopS technology, and our third party licensees may be unable to continue development of our existing out-licensed product candidates.

We rely on our majority-owned subsidiary, OBI, for the development of certain of our product candidates.

In October 2009, we completed a number of transactions involving our subsidiary, OBI, including the sale of 40% of our ownership interest in OBI to various third party investors.  In connection with these transactions, we assigned to OBI, and OBI assumed from us, our rights and obligations under our license agreement with MSKCC related to our OPT-88 product candidate and our rights and obligations under one of our license agreements with TSRI related to our OPT-822/821 product candidate.  We also assigned to OBI certain of our intellectual property and know-how related to these two product candidates.  In exchange for these assignments, we have the right to receive certain milestone or royalty payments relating to these product candidates.

We cannot assure you that OBI will successfully advance the development of OPT-88 or OPT-822/821.  In addition, if OBI does not comply with its obligations under the agreements with MSKCC and TSRI, these agreements may be terminated and we may not be able to re-assume our rights under them.  If the agreements with MSKCC and/or TSRI were terminated and we were unable to re-assume our rights, we would not be able to pursue further development of OPT-88 and/or OPT-822/821, respectively.  Moreover, the addition of third party investors in OBI has also diminished our ability to control OBI, which is now subject in some respects to the rights of the third party minority stockholders.  In the future, additional equity financings or other issuances of equity securities or securities convertible into equity by OBI may further reduce our ownership position in OBI and we may not maintain a controlling interest in OBI.  To the extent that we do not maintain a controlling equity interest in OBI in the future, we would have to rely on OBI’s contractual obligations, including under our Intellectual Property Assignment and License Agreement, to ensure that OBI continues development of OPT-88 and OPT-822/821 and complies with its obligations under the MSKCC and TSRI agreements.  Finally, OBI will need additional funds to further develop and commercialize, if ever, OPT-88 and OPT-822/821, and OBI may not be able to secure adequate funding at all or on terms you or we believe are favorable.  If OBI is unable to raise additional funds to continue operations, or otherwise fails to advance the development of OPT-88 and OPT-822/821, we will not receive milestone or royalty payments with respect to these product candidates, and the value of our OBI equity position would likely diminish.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face an inherent risk of product liability lawsuits related to the testing of our product candidates, and will face an even greater risk if product candidates are introduced commercially.  An individual may bring a liability claim against us if one of our product candidates causes, or merely appears to have caused, an injury.  If we cannot successfully defend ourselves against the product liability claim, we may incur substantial liabilities.  Regardless of merit or eventual outcome, liability claims may result in:

•                  decreased demand for our product candidates;

•                  injury to our reputation;

•                  termination of clinical trial sites or entire clinical trial programs;

•                  withdrawal of clinical trial participants;

•                  significant litigation costs;

•                  substantial monetary awards to or costly settlement with patients;

•                  product recalls;

•                  loss of revenues; and

•                  the inability to commercialize our product candidates.

We may become dependent upon consumer perceptions of us and the safety and quality of our product candidates.  We could be adversely affected if we or our product candidates are subject to negative publicity.  We could also be adversely affected if any of our potential products or any similar products distributed by other companies prove to be, or are asserted to be, harmful to consumers.  Also, because of our dependence upon consumer perceptions, any adverse publicity associated with illness or other adverse effects resulting from consumers’ use or misuse of our potential products or any similar products distributed by other companies could have a material adverse impact on our results of operations.

We have global clinical trial liability insurance that covers our clinical trials up to a $10.0 million annual aggregate limit.  Our current or future insurance coverage may prove insufficient to cover any liability claims brought against us.  We intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for our product candidates, which would increase our insurance premiums.  Because of the increasing costs of insurance coverage, we may not be able to maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy any liability that may arise.

Even if we receive regulatory approval for our product candidates, we will be subject to ongoing significant regulatory obligations and oversight.

Even if we receive regulatory approval to sell our product candidates, the FDA and foreign regulatory authorities will likely impose significant restrictions on the indicated uses or marketing of such products, or impose ongoing requirements for potentially costly post-approval studies.  In addition, following any regulatory approval of our product candidates, we and our collaborators will be subject to continuing regulatory obligations, such as requirements for storage, recordkeeping and safety reporting, and additional post-marketing obligations, including regulatory oversight of the labeling, packaging, promotion and marketing of our products.  If we or our collaborators become aware of previously unknown problems with any of our product candidates in the United States or overseas or at our third-party manufacturers’ facilities, a regulatory agency may impose restrictions on our products, our third-party manufacturers or on us, including requiring us to reformulate our products, conduct additional clinical trials, make changes in the labeling of our products, implement changes to, or obtain re-approvals of, our third-party manufacturers’ facilities, or withdraw the product from the market.  In addition, we or our collaborators may experience a significant drop in the sales of the affected products and our product revenues will be reduced, our reputation in the marketplace may suffer and we may become the target of lawsuits, including class action suits.  Moreover, if we or our collaborators or third-party manufacturers fail to comply with applicable regulatory requirements, we may be subject to civil or criminal fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions, costly new manufacturing requirements and criminal prosecution.  Any of these events could harm or prevent sales of the affected products and reduce our related revenues or could substantially increase the costs and expenses of commercializing and marketing these products, which would significantly harm our business, financial condition and prospects.

If we fail to attract and retain senior management and key scientific personnel, we may be unable to successfully develop our product candidates, conduct our clinical trials and commercialize our product candidates.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions, clinicians and scientists.  We are highly dependent on our chief executive officer, and the other principal members of our executive and scientific teams. The unexpected loss of the service of any of these persons may significantly delay or prevent the achievement of research, development, commercialization and other business objectives.  Replacing key employees may be difficult and costly and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop and commercialize pharmaceutical products successfully.  We do not maintain “key person” insurance policies on the lives of these individuals or the lives of any of our other employees.  We employ these individuals on an at-will basis and their employment can be terminated by us or them at any time, for any reason and with or without notice.

We will need to hire additional personnel as we expand our clinical development and commercial activities.  We may not be able to attract or retain qualified management and scientific personnel on acceptable terms in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses, particularly in the San Diego, California area.  If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will impede significantly the achievement of our research and development objectives, our ability to raise additional capital and our ability to implement our business strategy.  In particular, if we lose any members of our senior management team, we may not be able to find suitable replacements, and our business and prospects may be harmed as a result.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

We are a small company with 69 employees as of February 19, 2009.  To commercialize our product candidates or commence new clinical trials, we will need to expand our employee base for managerial, operational, marketing, sales, financial and other resources.  Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees and may take time away from running other aspects of our business, including development and commercialization of our product candidates.  Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.  To that end, we must be able to:

•                  manage our development efforts effectively;

•                  manage our current clinical trials effectively;

•                  integrate additional management, administrative and manufacturing personnel;

•                  build a marketing and sales organization; and

•                  maintain sufficient administrative, accounting and management information systems and controls.

We may not be able to accomplish these tasks, and accordingly, may not achieve our research, development and commercialization goals.  Our failure to accomplish any of these goals could harm our financial results and prospects.

Third-party payor coverage and reimbursement may be insufficient or unavailable altogether for our product candidates, which could diminish our sales or affect our ability to sell our products profitably.

Market acceptance and sales of our product candidates will depend on reimbursement policies and may be affected by future healthcare reform measures.  Government third-party payors, such as the Medicare and Medicaid programs, and private payors, including health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels for these drugs. Because third-party payors increasingly are challenging prices charged and the cost-effectiveness of medical products, significant uncertainty exists as to the ability of our product candidates to receive adequate coverage and reimbursement.  We cannot be sure that third-party payors will place our product candidates on approved formularies or that reimbursement will be available in whole or in part for any of our product candidates.  Also, we cannot be sure that insufficient reimbursement amounts will not reduce the demand for, or the price of, our products, if approved.

Many healthcare providers, such as hospitals, receive a fixed reimbursement amount per procedure or other treatment therapy, and these amounts are not necessarily based on the actual costs incurred.  As a result, these healthcare providers may choose only the least expensive therapies regardless of efficacy.  We cannot guarantee that our product candidates will be the least expensive alternative and thus providers may decide not to use them or buy them for treatment.

We have not commenced efforts to have our product candidates reimbursed by government or third-party payors.  If reimbursement is not available or is available only to limited levels, we may not be able to commercialize our products successfully or at all, which would harm our business and prospects.

Recent proposed legislation may permit re-importation of drugs from foreign countries into the United States, including foreign countries where the drugs are sold at lower prices than in the United States, which could materially adversely affect our operating results and our overall financial condition.

We may face competition for our products from lower priced products from foreign countries that have placed price controls on pharmaceutical products.  Imports from Canada and elsewhere may continue to increase due to market and political forces, and the limited enforcement resources of the FDA, the U.S. Customs Service, and other government agencies.  For example, U.S. Customs Service generally does not prevent individuals from importing from Canada less than a 90-day supply of a prescription drug for personal use, when the drug otherwise complies with the Federal Food, Drug and Cosmetic Act.  Further, several states and local governments have implemented importation schemes for their citizens, and, in the absence of federal action to curtail such activities, we expect other states and local governments to launch importation efforts.  The importation of foreign products that compete with our own product candidates could negatively impact our business and prospects.

Current healthcare laws and regulations and future legislative or regulatory reforms to the healthcare system may affect our ability to sell our product candidates profitably.

In both the United States and certain foreign jurisdictions, there have been, and we anticipate there will continue to be, a number of legislative and regulatory changes to the healthcare system that could impact our ability to sell our products profitably.  We cannot be certain that fidaxomicin and Pruvel or other current or future drug candidates will successfully be placed on the list of drugs covered by particular health plan formularies, nor can we predict the negotiated price for our drug candidates, which will be determined by market factors. Many states have also created preferred drug lists and include drugs on those lists only when the manufacturers agree to pay a supplemental rebate.  If fidaxomicin and Pruvel or other current or future drug candidates are not included on these preferred drug lists, physicians may not be inclined to prescribe them to their Medicaid patients, thereby diminishing the potential market for our products.

As a result of legislative proposals and the trend towards cost-effectiveness criteria and managed healthcare in the United States, third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new drugs.  They may also refuse to provide any coverage of uses of approved products for medical indications other than those for which the FDA has granted market approvals.  As a result, significant uncertainty exists as to whether and how much third-party payors will reimburse for newly-approved drugs, which in turn will put pressure on the pricing of drugs.  Further, we do not have experience in ensuring approval by applicable third-party payors outside of the United States for reimbursement of our products.  The availability of numerous generic antibiotics at lower prices than branded antibiotics can also be expected to substantially reduce the likelihood of reimbursement for fidaxomicin and Pruvel.  We also anticipate pricing pressures in connection with the sale of our products due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

We must comply with federal and state “fraud and abuse” laws, and, if we are unable to fully comply with such laws, we could face substantial penalties, which may adversely affect our business, financial condition and results of operations.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws, the False Claims Act, the Foreign Corrupt Practices Act and state laws requiring reporting and certification under comprehensive compliance programs governing our financial relationships with healthcare providers.  Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in federal and state healthcare programs, including Medicare and Medicaid, and the curtailment or restructuring of operations.  We believe that our operations are in material compliance with such laws and we are aware of the need to increase our compliance resources if we begin marketing products.  However, because of the far-reaching nature of these laws, there can be no assurance that we would not be required to alter one or more of our practices to be in compliance with these laws.  In addition, there can be no assurance that the occurrence of one or more violations of these laws or regulations would not result in a material adverse effect on our financial condition and results of operations.

Our business involves the use of hazardous materials and we and our third-party manufacturers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our third-party manufacturers’ activities and, to a lesser extent, our own activities involve the controlled storage, use and disposal of hazardous materials, including the components of our product candidates and other hazardous compounds.  We and our manufacturers are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials.  Although we believe that the safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental contamination or injury from these materials.  We currently have insurance coverage in the amount of approximately $250,000 for damage claims arising from contamination on our property.  These amounts may not be sufficient to adequately protect us from liability for damage claims relating to contamination.  If we are subject to liability exceeding our insurance coverage amounts, our business and prospects would be harmed.  In the event of an accident, state or federal authorities may also curtail our use of these materials and interrupt our business operations.

Our business and operations would suffer in the event of computer, telecommunications or other system failure.

Despite the implementation of security measures, our internal computer systems are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures.  Any system failure, accident or security breach that causes interruptions in our operations could result in a material disruption of our drug development programs.  For example, the loss of clinical trial information from completed or ongoing clinical trials for fidaxomicin or Pruvel, which is maintained by our third-party CRO, could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data.  To the extent that any disruption or security breach results in a loss or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we may incur liability and the further development of our product candidates may be delayed.

Risks Related to Our Intellectual Property

It is difficult and costly to protect our intellectual property and our proprietary technologies, and we may not be able to ensure their protection.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of the use, formulation and structure of our product candidates, and the methods used to manufacture them, as well as successfully defending these patents against third-party challenges, including those from generic drug manufacturers.  Our ability to protect our product candidates from unauthorized making, using, selling, offering to sell or importing by third parties is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved.  No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date in the United States.  The biotechnology patent environment outside the United States is even more uncertain.  Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property.  Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our licensed patents, our patents or in third-party patents.

The degree of future protection for our proprietary rights is uncertain, because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage.  For example:

•                  others may be able to make compounds that are similar to our product candidates but that are not covered by the claims of our issued patents and pending patent applications or licensed patents and pending applications, or for which we are not licensed under our license agreements;

•                  others may be able to make competing pharmaceutical formulations containing our product candidates or components of our product formulations that are either not covered by the claims of our issued patents or licensed patents, not licensed to us under our license agreements or are subject to patents that expire;

•                  we or our licensors might not have been the first to make the inventions covered by our issued patents and pending patent applications or the pending patent applications and issued patents of our licensors;

•                  we or our licensors might not have been the first to file patent applications for these inventions;

•                  others may independently develop similar or alternative technologies or duplicate any of our technologies;

•                  it is possible that our pending patent applications or our licensed patent applications will not result in issued patents;

•                  our issued patents and pending patent applications or the pending patent applications and issued patents of our licensors may not provide us with any competitive advantages, may be designed around by our competitors, including generic drug companies, or may be held invalid or unenforceable as a result of legal challenges by third parties;

•                  we may not develop additional proprietary technologies that are patentable; or

•                  the patents of others may have an adverse effect on our business.

In addition, to the extent we are unable to obtain and maintain patent protection for our product candidates or in the event such patent protection expires, it may no longer be cost effective to extend our portfolio by pursuing additional development of a product candidate for follow-on indications.

We have filed 12 patent applications related to fidaxomicin, one of which has resulted in the issuance of a polymorph patent and one of which has resulted in a manufacturing patent, from the United States Patent and Trademark Office, or US PTO, and ten of which are pending.

These patent applications related to fidaxomicin encompass various topics relating to:

•                  composition of matter for fidaxomicin (issued in Taiwan);

•                  composition of matter for fidaxomicin related substances and use for CDI;

•                  polymorphic forms (issued in U.S. with respect to one polymorphic form);

•                  manufacturing processes (issued in U.S. and  in Australia);

•                  treatment of diseases using fidaxomicin;

•                  formulation; and

•                  fidaxomicin related compounds, such as metabolites.

If we are unable to obtain a composition of matter patent, our competitors, including generic drug companies, may be able to design other similar formulations of the active ingredient of fidaxomicin.  Furthermore, even though the manufacturing process patent has issued, and even if the formulation patent application results in an issued patent, our competitors, including generic drug companies, may be able to design around our manufacturing processes or formulation for fidaxomicin.  As a result, our competitors may be able to develop competing products.

In addition, we currently plan to submit an NDA for Pruvel for the treatment of infectious diarrhea in 2010.  The composition of matter patent covering Pruvel expired in February 2009. In 2009, our licensor, Nippon Shinyaku received a patent from the US PTO which covers the polymorphic form of a key intermediate in the manufacturing process for Pruvel.  Despite its issuance, this patent may later be challenged by a third party or fail to prevent a third party from producing and marketing a generic form of Pruvel in the United States.   If we are unable to rely on the recently-issued polymorph patent, we will likely rely on one or more regulatory marketing exclusivities for Pruvel in the United States.  Specifically, if our NDA for Pruvel is approved, we expect to receive a five-year period of marketing exclusivity under the Hatch-Waxman Act. This exclusivity period is available to the first applicant to gain approval of an NDA for a new chemical entity, or NCE, that has not previously been approved as an active ingredient under Section 505(b) of the Food Drug and Cosmetic Act, or FDCA.  While we expect that the NCE exclusivity period will be available for Pruvel, if the recent polymorph patent is insufficient to maintain exclusivity in the United States with respect to Pruvel, we may face generic competition in the United States five years after our NDA for Pruvel is approved by the FDA. If we are unable to obtain marketing exclusivity beyond five years from the approval of our NDA, our potential revenues from Pruvel sales in the U.S. will be limited.

We depend, in part, on our licensors and collaborators to protect a portion of our proprietary rights.  In such cases, our licensors and collaborators may be primarily or wholly responsible for the maintenance of patents and prosecution of patent applications relating to important areas of our business.  For example, Nippon Shinyaku is responsible for the maintenance of patents and prosecution of patent applications relating to Pruvel.  We may also be dependent on Par to provide technical support for patent applications relating to fidaxomicin.  If any of these parties fail to adequately protect these product candidates with issued patents, our business and prospects would be significantly harmed.

Under our agreement with Nippon Shinyaku, in the event Nippon Shinyaku fails to take all steps necessary to seek extension of the patents licensed to us in the United States 180 days after we request such action be taken, then we have the right to take all necessary actions to extend the licensed patents.  Our agreement with Par does not have explicit provisions regarding our rights to take necessary action with respect to maintenance of patents and prosecution of patent applications nor do such agreements provide us with any legal recourse in the event such parties do not so maintain and/or prosecute.  If any of these parties or others on which we rely for patent maintenance and prosecution fail to adequately maintain patents and prosecute patent applications relating to technology licensed to or from us, we may be required to take further action on our own to protect this technology.  However, we may not be successful in maintaining such patents or prosecuting such patent applications and if so, our business and prospects would be significantly harmed.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable.  However, trade secrets are difficult to protect.  Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors.  Enforcing a claim that a third-party entity illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable.  In addition, courts outside the United States are sometimes less willing to protect trade secrets.  Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

If we or our licensors fail to obtain or maintain patent protection or trade secret protection for our product candidates or our technologies, third parties could use our proprietary information, which could impair our ability to compete in the market and adversely affect our ability to generate revenues and attain profitability.

We may incur substantial costs as a result of litigation or other proceedings relating to our patent, trademark and other intellectual property rights, and we may be unable to protect our rights to, or use, our technology.

If we choose to go to court to stop someone else from using our inventions, that individual or company has the right to ask the court to rule that the underlying patents are invalid and/or should not be enforced against that third party.  These lawsuits are expensive and would consume time and other resources even if we were successful in stopping the infringement of these patents.  There is also the risk that, even if the validity of these patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights to these patents.

Furthermore, a third party may claim that we or our manufacturing or commercialization partners are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making, using or selling our product candidates.  These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel.  There is a risk that a court would decide that we or our commercialization partners are infringing the third party’s patents and would order us or our partners to stop the activities covered by the patents.  In addition, there is a risk that a court will order us or our partners to pay the other party damages for having violated the other party’s patents.  We have indemnified our commercial partners against patent infringement claims and thus would be responsible for any of their costs associated with such claims and actions.  The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use.  The coverage of patents is subject to interpretation by the courts and the interpretation is not always uniform.  If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this.  Proving invalidity, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Although we have conducted searches of third-party patents with respect to fidaxomicin and Pruvel, these searches may not have identified all third-party patents relevant to those products and we have not conducted an extensive search of patents issued to third parties with respect to our other product candidates.  Consequently, no assurance can be given that third-party patents containing claims covering our products, technology or methods do not exist, have not been filed, or could not be filed or issued.  Because of the number of patents issued and patent applications filed in our technical areas or fields, we believe there is a risk that third parties may allege they have patent rights encompassing our products, technology or methods.  In addition, we have not conducted an extensive search of third-party trademarks, so no assurance can be given that such third-party trademarks do not exist, have not been filed, could not be filed or issued, or could not exist under common trademark law.  While we have filed a trademark application for the names “Optimer”, “Optimer Pharmaceuticals” and “Pruvel”, we are aware that the name “Optimer” has been registered as a trademark with the U.S. PTO by more than one third party, including one in the biotechnology space.  As such, we believe there is a significant risk that third parties may allege they have trademark rights encompassing the names for which we have applied for protection.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our licensors’ issued patents or our pending applications or our licensors’ pending applications, or that we or our licensors were the first to invent the technology.  Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours.  Any such patent application may have priority over our or our licensors’ patent applications and could further require us to obtain rights to issued patents covering such technologies.  If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the U.S. PTO to determine priority of invention in the United States.  The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our U.S. patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources.  In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Risks Related to the Securities Market and Ownership of Our Common Stock

The market price of our common stock may be highly volatile.

Before our initial public offering in February 2007, there was no public market for our common stock.  We cannot assure you that an active trading market will exist for our common stock. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active.

The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•                  general economic and market conditions and other factors that may be unrelated to our operating performance or the operating performance of our competitors;

•                  announcement of FDA or comparable foreign regulatory agency approval or non-approval of our product candidates, or specific label indications for their use, or delays in the FDA or comparable foreign regulatory agency review process;

•                  actions taken by the FDA or other regulatory agencies with respect to our product candidates, clinical trials, manufacturing process or marketing and sales activities;

•                  changes in laws or regulations applicable to our products, including but not limited to clinical trial requirements for approvals;

•                  the success of our development efforts and clinical trials, particularly with respect to fidaxomicin and Pruvel;

•                  announcements by our collaborators with respect to clinical trial results, regulatory submissions and communications from the FDA or comparable foreign regulatory agencies;

•                  the success of our efforts to acquire or in-license additional products or product candidates;

•                  developments concerning our collaborations and partnerships, including but not limited to those with our sources of manufacturing supply and our development and commercialization partners;

•                  actual or anticipated variations in our quarterly operating results;

•                  announcements of technological innovations by us, our collaborators or our competitors;

•                  new products or services introduced or announced by us or our commercialization partners, or our competitors and the timing of these introductions or announcements;

•                  third-party coverage or reimbursement policies;

•                  actual or anticipated changes in earnings estimates or recommendations by securities analysts;

•                  conditions or trends in the biotechnology and biopharmaceutical industries;

•                  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•                  changes in the market valuations of similar companies;

•                  sales of common stock or other securities by us or our stockholders in the future;

•                  additions or departures of key scientific or management personnel;

•                  disputes or other developments relating to intellectual property, proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies; and

•                  trading volume of our common stock.

In addition, the stock market in general and the market for biotechnology and biopharmaceutical companies in particular have experienced extreme price and volume fluctuations that have often been unrelated and/or disproportionate to the operating performance of those companies.  These broad market and industry factors may significantly harm the market price of our common stock, regardless of our operating performance.  In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies.  Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could significantly harm our business, financial condition and prospects.

Future sales of our common stock in the public market could cause our stock price to decline.

Persons who were our stockholders prior to our initial public offering continue to hold a substantial number of shares of our common stock. Many of these stockholders are able to sell their shares in the public market. Significant portions of these shares are held by a small number of stockholders. Sales by such stockholders of a substantial number of shares, or the expectation that such sales may occur, could significantly reduce the market price of our common stock.  Moreover, the holders of a substantial number of shares of our common stock have rights, subject to certain conditions, to require us to file registration statements to permit the resale of their shares in the public market or to include their shares in registration statements that we may file for ourselves or other stockholders.

We have also registered all common stock that we have issued under our employee benefits plans. As a result, these shares can be freely sold in the public market upon issuance, subject to any applicable restrictions under the securities laws. In addition, our directors and executive officers may in the future establish programmed selling plans under Rule 10b5-1 of the Securities Exchange Act for the purpose of effecting sales of our common stock. If any of these events cause a large number of our shares to be sold in the public market, the sales could reduce the trading price of our common stock and impede our ability to raise future capital.

We may not be able to liquidate our holding in an auction rate security.

Our investment securities consist of money market funds, corporate debt securities and government agency securities. As of September 30, 2009, we held one auction rate preferred security valued at $882,000 with perpetual maturity dates that reset every 28 days. The negative conditions in the global credit markets have prevented some investors from liquidating their holdings, including their holdings of auction rate securities. There was insufficient demand at auction for our auction rate preferred security. As a result, such security is currently not liquid, and we could be required to hold it until it is redeemed by the issuer or to maturity. In the event we need to access the funds that are in an illiquid state, we will not be able to do so without a loss of principal, until a future auction on this investment is successful, the security is redeemed by the issuer or it matures. We have reduced the carrying value of our auction rate security by $118,000 to reflect an estimated change in fair market value due primarily to a lack of liquidity. Although the auction rate security continues to pay interest according to its stated terms, based on valuation models, we have recorded an unrealized loss for an other-than-temporary change in valuation of $118,000. If the credit ratings of the security issuer deteriorates or if uncertainties in these markets continue and any decline in market value is determined to be other-than-temporary, we would be required to adjust the carrying value of the investment through an impairment charge, which could negatively affect our financial condition, cash flow and reported earnings.

We will continue to incur significant costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will continue to incur significant legal, accounting and other expenses.  In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the Nasdaq Stock Market, or Nasdaq, impose various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices.  Our management and other personnel need to devote a substantial amount of time to these compliance initiatives.  Moreover, these rules and regulations result in increased legal and financial compliance costs and will make some activities more time-consuming and costly.  For example, these rules and regulations make it more difficult and more expensive for us to maintain director and officer liability insurance, and we may be required to incur substantial costs in the future to maintain the same or similar coverage.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. We are required to perform an evaluation of our internal controls over financial reporting to allow management to report on the effectiveness of those controls, as required by Section 404 of the Sarbanes-Oxley Act. Additionally, our independent auditors were required to perform a similar evaluation and report on the effectiveness of our internal controls over financial reporting. At December 31, 2008, management and our independent auditors did not identify any material weaknesses in our internal controls over financial reporting. Our efforts to comply with Section 404 and related regulations has required, and continues to require, the commitment of significant financial and managerial resources. While we anticipate maintaining the integrity of our internal controls over financial reporting and all other aspects of Section 404, we cannot be certain that a material weakness will not be identified when we test the effectiveness of our control systems in the future. If a material weakness is identified, we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities, which would require additional financial and management resources, costly litigation or a loss of public confidence in our internal controls, which could have an adverse effect on the market price of our stock.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders, or remove our current management.  These provisions include:

•                  a board of directors divided into three classes serving staggered three-year terms, such that not all members of the board will be elected at one time;

•                  authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•                  limiting the removal of directors by the stockholders;

•                  prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•                  eliminating the ability of stockholders to call a special meeting of stockholders; and

•                  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.  In addition, we are subject to Section 203 of the

Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with a stockholder owning 15% or more of our outstanding voting stock for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors.  This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.  Such a delay or prevention of a change of control transaction could cause the market price of our stock to decline.